Exhibit 23.1

                     St. Laurent Paperboard Inc.
                               Form S-8

                  CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the inclusion in the Registration Statement of St. Laurent Paperboard Inc. on Form S-8 (the "S-8 Registration Statement"), relating to St. Laurent Paperboard Inc. Managers' Stock Option Plan, Managers' Share Purchase Plan, Long-Term Incentive Plan and Directors' Stock Option and Share Purchase Plan, to be filed with the United States Securities and Exchange Commission, of
(i) our report dated January 29, 1999 appearing on page 24 of the Annual Report of St. Laurent for the year ended December 31, 1998, (ii) our report dated January 30, 1998 (except as to Note 17, which is as of February 26, 1998) appearing on page 48 of the Annual Report of St. Laurent for the year ended December 31, 1997, and (iii) our report dated January 31, 1997 appearing on page 37 of the Annual Report of St. Laurent for the year ended December 31, 1996. All three such Annual Reports are filed as Exhibits to the Registration Statement of St. Laurent on Form 40-F (the "40-F Registration Statement"), filed with the Commission on June 12, 1998, and amended by Amendments filed with the Commission on Form 40-F/A on July 29, 1998, September 4, 1998, November 6, 1998, June 8, 1999 and June 25, 1999. The 40-F Registration Statement is incorporated by reference in the S-8 Registration Statement.

/s/: PricewaterhouseCoopers LLP

Chartered Accountants

Montreal, Quebec
November 30, 1999